UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2010

CONSTELLATION ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

1-12869	52-1964611
(Commission File Number)	(IRS Employer Identification No.)

Maryland

(State or Other Jurisdiction of Incorporation)

100 Constellation Way, Baltimore, MD	21202
(Address of Principal Executive Offices)	(Zip Code)

(410) 470-2800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 7, 2010, Constellation Energy Group, Inc., a Maryland corporation (“Constellation Energy”), and its indirect wholly owned subsidiary, Constellation Holdings, Inc., a Maryland corporation (“Constellation Holdings” and, together with Constellation Energy, “Constellation”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with EBG Holdings LLC, a Delaware limited liability company (“EBG Holdings”), Boston Generating, LLC, a Delaware limited liability company (“BGen”), Mystic I, LLC, a Delaware limited liability company (“Mystic I”), Fore River Development, LLC, a Delaware limited liability company (“FRD”), Mystic Development, LLC, a Delaware limited liability company (“Mystic Development”), BG Boston Services, LLC, a Delaware limited liability company (“BGBS”), and BG New England Power Services, Inc., a Delaware corporation (“BGNE” and, together with EBG Holdings, BGen, Mystic I, FRD, Mystic Development and BGBS, “Sellers”).

Pursuant to the Asset Purchase Agreement, Constellation Holdings would purchase (the “Acquisition”) from Sellers five natural gas fired power plants located in the Boston area:  Mystic 8 and 9 (1,580 megawatts), Fore River (787 megawatts), Mystic 7 (574 megawatts) and Mystic Jet (9 megawatts). The purchase price for the Acquisition is $1.1 billion, subject to a working capital adjustment at closing in accordance with the terms of the Asset Purchase Agreement.  In addition, Constellation Holdings will assume certain liabilities of Sellers as specified in the Asset Purchase Agreement.  Constellation Energy has guaranteed the performance of all payment and other obligations of Constellation Holdings under the Asset Purchase Agreement.  Constellation Holdings has deposited $50.0 million in an escrow account pursuant to the Asset Purchase Agreement, which is to be applied towards the purchase price for the Acquisition.  Such deposit (together with all accrued investment income or interest therein) will be returned to Constellation if the Acquisition is not consummated for any reason other than a breach by Constellation of its representations, warranties, covenants or agreements contained in the Asset Purchase Agreement.

The Acquisition is expected to be executed through bankruptcy proceedings under Chapter 11 of the U.S. Bankruptcy Code to be initiated by Sellers in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) no later than August 20, 2010.  The consummation of the Acquisition is subject to the approval of the Asset Purchase Agreement by the Bankruptcy Court following an auction of the assets of Sellers that is expected to be held in the fourth quarter of 2010 under the supervision of the Bankruptcy Court.  The Acquisition also is subject to other customary closing conditions.

The Asset Purchase Agreement provides that, in certain specified circumstances, Sellers must pay Constellation Holdings a termination fee of $30.0 million (if the Asset Purchase Agreement is terminated because the Bankruptcy Court approves an Alternative Transaction (as defined in the Asset Purchase Agreement)) or $15.0 million (under certain circumstances involving a breach by Sellers of the Asset Purchase Agreement).  In addition, Sellers have agreed to reimburse Constellation Holdings for up to $5.0 million in expenses under certain circumstances.

The Asset Purchase Agreement may be terminated by either Constellation Holdings or Sellers if the Acquisition is not consummated on or before December 6, 2010.

The foregoing description of the Asset Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.  The press release issued by Constellation on August 9, 2010 announcing the Asset Purchase Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The Asset Purchase Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms.  It is not intended to provide any other factual information about Constellation.  The Asset Purchase Agreement contains representations and warranties that the parties thereto made to each other as of specific dates.  The assertions embodied in the representations and warranties in the Asset Purchase Agreement were made solely for purposes of the Asset Purchase Agreement and the transactions and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk among the parties to the Asset Purchase Agreement rather than establishing matters as facts.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated as of August 7, 2010, by and among EBG Holdings LLC, Boston Generating, LLC, Mystic I, LLC, Fore River Development, LLC, Mystic Development, LLC, BG Boston Services, LLC, BG New England Power Services, Inc., Constellation Holdings, Inc. and Constellation Energy Group, Inc.

99.1	Press release of Constellation Energy Group, Inc. dated August 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONSTELLATION ENERGY GROUP, INC.

Date	August 11, 2010		/s/ Charles A. Berardesco
		By:	Charles A. Berardesco
		Its:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated as of August 7, 2010, by and among EBG Holdings LLC, Boston Generating, LLC, Mystic I, LLC, Fore River Development, LLC, Mystic Development, LLC, BG Boston Services, LLC, BG New England Power Services, Inc., Constellation Holdings, Inc. and Constellation Energy Group, Inc.

99.1	Press release of Constellation Energy Group, Inc. dated August 9, 2010.